Pricing Supplement to the Prospectus dated January 5, 2007 and the Prospectus Supplement dated February 28, 2007

  [RBC LOGO]
                                 US $961,000

                                 Royal Bank of Canada
                                 Bearish Buffered Equity Investment Notes due
                                 June 30, 2009
                                 Linked to the Negative Performance of a Basket of Seven Stocks


     The Notes (the "Notes") are bearish buffered equity investment notes, non-principal-protected and linked to the performance of a basket of seven common stocks (the "Basket Stocks") of companies in the retail apparel and footwear markets. The amount payable upon maturity of the Notes will be paid in cash. The payment you will receive at maturity will depend on the final closing price(s) of the Basket Stocks. You will only receive a payment at maturity in excess of your principal amount if, on a weighted basis, the return of the Basket Stocks is negative. If, on a weighted basis, the return of the Basket Stocks is zero or positive, you will not participate in any appreciation and may lose all or a portion of your principal amount.

Issuer:                       Royal Bank of Canada ("Royal Bank").

Issue:                        Senior Global Medium-Term Notes, Series C

Interest rate (coupon):       We will not pay you interest on the Notes.

Baskets Stocks:               Carter's, Inc. (Bloomberg ticker: "CRI"),
                              Nordstrom, Inc. (Bloomberg ticker: "JWN"), Steven
                              Madden, Ltd. (Bloomberg ticker: "SHOO"), The
                              Timberland Company (Bloomberg ticker: "TBL"),
                              Chico's FAS, Inc. (Bloomberg ticker: "CHS"), The
                              Children's Place Retail Stores, Inc. (Bloomberg ticker: "PLCE"), J.C. Penney Company, Inc.
                              (Bloomberg ticker: "JCP"), each a "Basket Stock" and together they may be referred to as the "Basket Stocks" or the "Basket."

Initial Stock Prices:         Stock                                               Initial Price
                              -----                                               -------------
                              Carter's, Inc. (CRI)                                   15.16

                              Nordstrom, Inc. (JWN)                                  33.42

                              Steven Madden, Ltd. (SHOO)                             18.67

                              The Timberland Company (TBL)                           17.82

                              Chico's FAS, Inc. (CHS)                                7.17

                              The Children's Place Retail Stores, Inc. (PLCE)        34.52

                              J.C. Penney Company, Inc. (JCP)                        40.50

Payment at Maturity:          (1)   If the Final Basket Level is less than the
                              Initial Basket Level, in which case the Percentage
                              Change will be negative, then, at maturity, you will receive a cash payment equal to the lesser of:

                                    o Principal Amount + (-1 x Principal Amount x Percentage Change) and

                                    o  Principal Amount + (Principal Amount x
                                       28%)

                              (2) If the Final Basket Level is greater than or equal to the Initial Basket Level, but has not appreciated by more than the Buffer Amount, in which case the Percentage Change will be greater than or equal to 0% and less than or equal to the Buffer Amount, then, at maturity, you will receive the Principal Amount.

                              (3) If the Final Basket Level is greater than the Initial Basket Level, and has appreciated by more than the Buffer Amount, in which case the Percentage Change will be greater than the Buffer Amount, then, at maturity, you will receive an amount equal to the greater of:

                                    o  Principal Amount - [Principal Amount x
                                       (Percentage Change - Buffer Amount)] and

                                    o  Zero (0%)

                              The return on your Notes will be positive only if the Percentage Change is negative. You may lose all or a portion of your principal amount if the Final Basket Level exceeds the Initial Basket Level by more than 10%.

Percentage Change:            The Percentage Change is based on the
                              equal-weighted return of the Basket Stocks. The
                              Percentage Change is calculated using the following formula:

                              1    CRI(F) - CRI(I)   1    JWN(F) - JWN(I)
                              - x (--------------) + - x (--------------) +
                              7         CRI(I)       7         JWN(I)

                              1    SHOO(F) - SHOO(I)   1    TBL(F) - TBL(I)
                              - x (----------------) + - x (--------------) +
                              7         SHOO(I)        7         TBL(I)

                              1    CHS(F) - CHS(I)   1    PLCE(F) - PLCE(I)
                              - x (--------------) + - x (----------------) +
                              7         CHS(I)       7         PLCE(I)

                                              1    JCP(F) - JCP(I)
                                              - x (--------------)
                                              7         JCP(I)

                              where, CRI(I), JWN(I), SHOO(I), TBL(I), CHS(I), PLCE(I) and JCP(I), are the relevant closing levels of CRI, JWN, SHOO, TBL, CHS, PLCE and JCP, respectively, on the Pricing Date; CRI(F), JWN(F), SHOO(F), TBL(F), CHS(F), PLCE(F) and JCP(F) are the relevant closing levels of CRI, JWN, SHOO, TBL, CHS, PLCE and JCP, respectively, on the Valuation Date.

Buffer Amount:                10%

Maximum Redemption            128% of your Principal Amount
Amount:

Initial Basket Level:         The Initial Basket Level is the level of a basket
                              comprised of the closing prices of the Basket
                              Stocks as of the Pricing Date on an equally weighted basis.

Final Basket Level:           The Final Basket Level is the level of a basket
                              comprised of the closing prices of the Basket
                              Stocks as of the Valuation Date on an equally weighted basis.

Pricing Date:                 May 27, 2008

Issue Date:                   May 30, 2008

Valuation Date:               June 25, 2009

Maturity Date:                June 30, 2009 (resulting in a term to maturity of
                              13 months)

Minimum investment:           $1,000, and integral multiples of $1,000
                              thereafter

Business Day Convention:      Modified following

Clearance and Settlement:     DTC global (including through its indirect
                              participants Euroclear and Clearstream, Luxembourg as described under "Description of Debt
                              Securities--Ownership and Book-Entry Issuance" in the accompanying prospectus).

Listing: The notes will not be listed on any securities exchange or quotation system.

CUSIP:                        78008GBL5

Calculation agent:            The Bank of New York.

Tax Treatment:                The United States federal income tax consequences
                              of your investment in the Notes are uncertain. In the opinion of our United States federal income tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as a pre-paid derivative contract with respect to the Basket
                              Stocks. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. By purchasing a Note, you agree (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to be bound for United States federal income tax purposes to the specific United States tax characterization of the Notes described in this pricing supplement.

Terms Incorporated in the     All of the terms appearing above this item on the
Master Note                   cover page of this pricing supplement and the
                              terms appearing under the caption "Specific Terms of the Note" below.

Your investment in the Notes involves certain risks. See "Additional Risk Factors Specific to Your Notes" beginning on page P-5 of this pricing supplement to read about investment risks relating to the bearish buffered equity investment notes. The principal of the Notes is not protected and you could lose your entire investment.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

                                                                                              Per note           Total
                                                                                              --------           -----
Price to public.......................................................................     100%             $961,000
Underwriting discounts and commission.................................................     2.125%           $20,421.25
Proceeds to Royal Bank................................................................     97.875%          $940,578.75


The price to purchasers who maintain accounts with participating dealers in which only asset-based fees are charged is 98.50% and the concession paid to such dealers is .625%. The price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the issue date.

RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of approximately $21.25 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other dealers of approximately $21.25 per $1,000 principal amount note. The price of the notes also included a profit of $15.00 per $1,000 principal amount earned by Royal Bank of Canada in hedging its exposure under the notes. The commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank Canada was $36.25 per $1,000 principal amount note.

We may use this pricing supplement in the initial sale of the Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we inform or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.

Royal Bank has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission ("SEC") for the offering to which this pricing supplement relates. Before you invest, you should read the accompanying prospectus and the accompanying prospectus supplement, and other documents Royal Bank has filed with the SEC for more complete information about Royal Bank and this offering. Buyers should rely upon the accompanying prospectus, accompanying prospectus supplement and this pricing supplement for complete details. You may get these documents and other documents Royal Bank has filed for free by visiting EDGAR on the SEC website at www.sec.gov.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

                         RBC Capital Markets Corporation

                      Pricing Supplement dated May 27, 2008

--------------------------------------------------------------------------------
In this pricing supplement, references to the "accompanying prospectus" mean the accompanying prospectus, dated January 5, 2007, as supplemented by the accompanying prospectus supplement (the "accompanying prospectus supplement"), dated February 28, 2007, of Royal Bank.
--------------------------------------------------------------------------------

                         The Notes Are Part of a Series

     The Notes are part of a series of senior debt securities entitled "Senior Global Medium-Term Notes, Series C," that we may issue under our senior indenture, dated October 23, 2003, between Royal Bank and The Bank of New York, as trustee, as amended, from time to time (the "indenture"). The Notes are "indexed notes," as defined in the accompanying prospectus supplement. This pricing supplement summarizes financial and other terms that apply to the Notes. We describe terms that apply generally to all Series C medium-term notes in "Description of the Notes We May Offer" in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

                                                 TABLE OF CONTENTS
Preliminary Pricing Supplement
Summary ........................................................................................................P-1
Additional Risk Factors Specific to Your Notes..................................................................P-5
The Basket Stocks..............................................................................................P-10
Specific Terms of the Notes....................................................................................P-20
Use of Proceeds And Hedging....................................................................................P-29
Supplemental Discussion of Canadian Tax Consequences...........................................................P-30
Supplemental Discussion of Federal Income Tax Consequences.....................................................P-31
Employee Retirement Income Security Act........................................................................P-33
Supplemental Plan of Distribution..............................................................................P-34

Prospectus Supplement
About This Prospectus Supplement................................................................................S-1
Risk Factors....................................................................................................S-1
Use of Proceeds.................................................................................................S-4
Description of the Notes We May Offer...........................................................................S-5
Certain Income Tax Consequences................................................................................S-24
Supplemental Plan of Distribution..............................................................................S-25
Documents Filed As Part of the Registration Statement..........................................................S-30

Prospectus
Documents Incorporated by Reference...............................................................................2
Where You Can Find More Information...............................................................................3
Further Information...............................................................................................3
About This Prospectus.............................................................................................4
Presentation of Financial Information.............................................................................5
Caution Regarding Forward-Looking Information.....................................................................5
Royal Bank of Canada..............................................................................................6
Risk Factors......................................................................................................6
Use of Proceeds...................................................................................................6
Consolidated Ratios of Earnings to Fixed Charges..................................................................7
Consolidated Capitalization and Indebtedness......................................................................8
Description of Debt Securities....................................................................................9
Tax Consequences.................................................................................................26
Plan of Distribution.............................................................................................38
Benefit Plan Investor Considerations.............................................................................40
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others..............................41
Validity of Securities...........................................................................................41
Experts..........................................................................................................41
Supplemental Financial Statement Schedule........................................................................42
Other Expenses of Issuance and Distribution......................................................................45

                                     SUMMARY

     THE NOTES ARE MEDIUM-TERM NOTES ISSUED BY ROYAL BANK OFFERING A RETURN LINKED TO THE DEPRECIATION, IF ANY, OF THE BASKET STOCKS OVER THE TERM TO MATURITY. THE FOLLOWING IS A SUMMARY OF THE TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF RISKS AND OTHER CONSIDERATIONS YOU SHOULD TAKE INTO ACCOUNT WHEN DECIDING WHETHER TO INVEST IN THE NOTES. THE NOTES MAY BE OFFERED TO CERTAIN INVESTORS OUTSIDE THE UNITED STATES IN ACCORDANCE WITH APPLICABLE LOCAL LAW. WE URGE NON-U.S. INVESTORS TO READ "RISK FACTORS--NON-U.S. INVESTORS MAY BE SUBJECT TO CERTAIN ADDITIONAL RISKS" IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT. THE INFORMATION IN THIS SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND ACCOMPANYING PROSPECTUS SUPPLEMENT.

Principal Terms

Interest rate (coupon):       We will not pay you interest on the Notes.

Underlying Stocks:            Carter's, Inc. (Bloomberg ticker: "CRI")

                              Nordstrom, Inc. (Bloomberg ticker: "JWN")

                              Steven Madden, Ltd. (Bloomberg ticker: "SHOO")

                              The Timberland Company (Bloomberg ticker: "TBL")

                              Chico's FAS, Inc. (Bloomberg ticker: "CHS")

                              The Children's Place Retail Stores, Inc.
                              (Bloomberg ticker: "PLCE")

                              J.C. Penney Company, Inc. (Bloomberg ticker:
                              "JCP")

Closing Basket Level:         The Closing Basket Level is the level of a basket
                              comprised of the closing prices of the Basket
                              Stocks as of a specific date on an equally weighted basis.

Buffer Amount:                10%

Maximum Redemption            128% of your Principal Amount
Amount:

Payment at Maturity:          (1)   If the Final Basket Level is less than the
                              Initial Basket Level, in which case the Percentage
                              Change will be negative, then, at maturity, you will receive a cash payment equal to the lesser of:

                                    o   Principal Amount + (-1 x Principal
                                        Amount x Percentage Change) and

                                    o   Principal Amount + (Principal Amount x
                                        28%)

                              (2) If the Final Basket Level is greater than or equal to the Initial Basket Level, but has not appreciated by more than the Buffer Amount, in which case the Percentage Change will be greater than or equal to 0% and less than or equal to the Buffer Amount, then, at maturity, you will receive the Principal Amount.

                              (3) If the Final Basket Level is greater than the Initial Basket Level, and has appreciated by more than the Buffer Amount, in which case the Percentage Change will be greater than the Buffer Amount, then, at maturity, you will receive an amount equal to the greater of:

                                    o   Principal Amount - [Principal Amount x
                                        (Percentage Change - Buffer Amount)] and

                                    o   Zero (0%)

Percentage Change:            The Percentage Change is based on the
                              equal-weighted return of the Basket Stocks. The
                              Percentage Change is calculated using the following formula:

                              1    CRI(F) - CRI(I)   1    JWN(F) - JWN(I)
                              - x (--------------) + - x (--------------) +
                              7         CRI(I)       7         JWN(I)

                              1    SHOO(F) - SHOO(I)   1    TBL(F) - TBL(I)
                              - x (----------------) + - x (--------------) +
                              7         SHOO(I)        7         TBL(I)

                              1    CHS(F) - CHS(I)   1    PLCE(F) - PLCE(I)
                              - x (--------------) + - x (----------------) +
                              7         CHS(I)       7         PLCE(I)

                                              1    JCP(F) - JCP(I)
                                              - x (--------------)
                                              7         JCP(I)


                              where, CRI(I), JWN(I), SHOO(I), TBL(I), CHS(I), PLCE(I) and JCP(I), are the relevant closing levels of CRI, JWN, SHOO, TBL, CHS, PLCE and JCP, respectively, on the Pricing Date; CRI(F), JWN(F), SHOO(F), TBL(F), CHS(F), PLCE(F) and JCP(F) are the relevant closing levels of CRI, JWN, SHOO, TBL, CHS, PLCE and JCP, respectively, on the Valuation Date.

Basket weighting:             The Basket Stocks will be equally weighted.

Initial Stock Prices:         Stock                                                 Initial Price
                              -----                                                 -------------
                              Carter's, Inc. (CRI)                                  15.16

                              Nordstrom, Inc. (JWN)                                 33.42

                              Steven Madden, Ltd. (SHOO)                            18.67

                              The Timberland Company (TBL)                          17.82

                              Chico's FAS, Inc. (CHS)                               7.17

                              The Children's Place Retail Stores, Inc. (PLCE)       34.52

                              J.C. Penney Company, Inc. (JCP)                       40.50

Final Stock Prices:           For each Basket Stock, the closing price of that
                              Basket Stock on the Valuation Date.

Initial Basket Level:         The Initial Basket Level is the level of a basket
                              comprised of the closing prices of the Basket
                              Stocks as of the Pricing Date on an equally weighted basis.

Final Basket Level:           The Final Basket Level is the level of a basket
                              comprised of the closing prices of the Basket
                              Stocks as of the Valuation Date on an equally weighted basis.

Valuation Date:               June 25, 2009

Maturity Date:                June 30, 2009

Selected Purchase Considerations:

     o Exposure to Basket Declines -- The Notes are designed for investors who believe that the Basket will depreciate over the term of the Notes. You will receive a positive return on your Notes only if the Basket declines over the term of your Notes. You will receive any such gains at maturity.

     o No Principal Protection -- Your principal amount is not protected against any appreciation in the Basket (other than to the extent of the Buffer Amount). If the Basket has appreciated between the Pricing Date for your Notes and the Valuation Date, you may lose all or a portion of your principal amount.

Selected Risk Considerations:

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" in the accompanying prospectus supplement and in the prospectus.

     o Potential Loss of Principal -- The market value of the Notes may fluctuate between the date you purchase them and the Valuation Date. If you sell your Notes in the secondary market prior to the Maturity Date, you may have to sell them at a loss. Furthermore, if the Basket has appreciated between the Pricing Date for your Notes and the Valuation Date, you may lose all or a portion of your principal amount.

     o No Interest or Dividend Payments -- You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions on any Basket Stock.

     o There May Be Little or No Secondary Market for the Notes -- The Notes will not be listed on any U.S. or foreign securities exchange or quotation system. There can be no assurance that a secondary market for the Notes will develop. RBC Capital Markets Corporation and potentially other affiliates of Royal Bank intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss. You should be willing to hold the Notes to maturity.

The Notes May Be a Suitable Investment For You If:

     o    You are willing to accept the risk of fluctuations in the Basket
          Stocks.

     o You believe the prices of the Basket Stocks, on a weighted average, will decrease during the term of the Notes (and therefore you will receive a positive return on your investment).

     o    You are willing to hold the Notes to maturity.

     o    You do not seek current income from this investment.

The Notes May Not Be a Suitable Investment For You If:

     o You believe the prices of the Basket Stocks, on a weighted average, will increase during the term of the Notes (and therefore you will receive no return or a negative return on your investment).

     o You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

     o    You are unable or unwilling to hold the Notes to maturity.

     o    You seek current income from your investment.

     o You seek an investment for which there will be an active secondary market.

What Are the Tax Consequences?

     The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in "Supplemental Discussion of U.S. Federal Income Tax Consequences" in this pricing supplement.

     In the opinion of our United States federal income tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Notes as a pre-paid derivative contract with respect to the Basket Stocks and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate U.S. holder is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

     For a more complete discussion of the U.S. federal income tax consequences of an investment in the Notes including potential alternative characterizations and a discussion of a recent notice form the Internal Revenue Service, please see the discussion under "Supplemental Discussion of U.S. Federal Income Tax Consequences" in this pricing supplement.

     For a discussion of the Canadian federal income tax consequences of your investment in the notes, see "Supplemental Discussion of Canadian Tax Consequences" in this pricing supplement.

                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

--------------------------------------------------------------------------------
An investment in your Notes is subject to the risks described below, as well as the risks described under "Risk Factors" in the accompanying prospectus, dated January 5, 2007, and the accompanying prospectus supplement, dated February 28, 2007. Your Notes are not secured debt and are riskier than ordinary unsecured debt securities. Also, investing in your Notes is not equivalent to investing directly in the Basket Stocks to which your Notes are indexed. You should carefully consider whether the Notes are suited to your particular circumstances. This pricing supplement should be read together with the accompanying prospectus, dated January 5, 2007 and the accompanying prospectus supplement, dated February 28, 2007. The information in the accompanying prospectus and accompanying prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. This section describes the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and accompanying prospectus supplement, before investing in the Notes.
--------------------------------------------------------------------------------

The Notes Do Not Pay Interest or Guarantee the Return on Your Investment.

     The Notes do not pay interest and may not return any of your investment. The amount payable at the Maturity Date will be determined pursuant to the terms described in this pricing supplement. You will lose some or all of your investment at the Maturity Date if the Final Basket Level appreciates from the Initial Basket Level by more than the Buffer Amount.

Changes in the Value of the Basket Stocks May Offset Each Other

     The Notes are linked to a weighted Basket composed of the Basket Stocks. Price movements in the Basket Stocks may not correlate with each other. At a time when the value of one or more of the Basket Stocks decreases, the value of the other Basket Stocks may not decrease as much or may increase in value. Therefore, in calculating the Final Basket Level, increases or decreases in the value of one or more of the Basket Stocks may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Stocks. There can be no assurance that the Final Basket Level will be lower than the Initial Basket Level. You may lose some or all of your investment in the Notes if the Final Basket Level is greater than the Initial Basket Level, and has appreciated by more than the Buffer Amount.

There May Not Be an Active Trading Market for the Notes--Sales in the Secondary Market May Result in Significant Losses.

     There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the NASDAQ Global Market or any electronic communications network. RBC Capital Markets Corporation and other affiliates of Royal Bank currently intend to make a market for the Notes, although they are not required to do so. RBC Capital Markets Corporation or any other affiliate of Royal Bank may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

     If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price and as a result you may suffer substantial losses.

     The Notes have not been designated for trading in the PORTAL system for the National Association of Securities Dealers, Inc.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

     The following factors, which are beyond our control, may influence the market value of your Notes:

     o    the closing prices of the Basket Stocks;

     o the volatility (i.e., the frequency and magnitude of changes) in the prices of the Basket Stocks;

     o    interest and yield rates in the U.S. markets;

     o the dividend rate paid on the Basket Stocks (while not paid to holders of the Notes, dividend payments on the Basket Stocks may influence the closing prices of the related Basket Stocks, and therefore affect the market value of the Notes);

     o supply and demand for the Notes, including inventory positions with RBC Capital Markets Corporation or any other market-maker;

     o economic, financial, regulatory, political, military, judicial and other events that affect stock markets generally and the retail apparel and footwear markets in particular, and which may affect the market prices of the Basket Stocks; and

     o    the time remaining to the Maturity Date.

     You cannot predict the future performance of the Basket based on its historical performance. The value of the Basket may increase such that you may not receive any return of your investment or may experience a loss. If the Final Basket Level increases compared to the Initial Basket Level by more than the Buffer Amount, you will lose some or all of your investment at the Maturity Date. In addition, your Notes will be affected by our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market.

Changes that Affect the Basket Stocks will Affect the Market Value of the Notes and the Amount you will Receive at Maturity.

     Changes affecting the Basket Stocks or the issuers of the Basket Stocks, such as stock dividends, reorganizations or mergers, are reflected in the price of the Basket Stocks and therefore could affect the amount payable on the Notes at maturity and the market value of the Notes prior to maturity. If events such as these occur, the calculation agent--which initially will be The Bank of New York--may adjust the Initial Basket Level. See "Specific Terms of the Note --Anti-Dilution Adjustments" in this pricing supplement. If the Final Basket Level is not available because of a market disruption event or for any other reason, the calculation agent will determine the Final Basket Level or fair market value of the notes--and, thus, the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

Trading and Other Transactions by Royal Bank or its Affiliates in the Basket Stocks, or in Options or Other Derivative Products Linked to the Basket Stocks May Adversely Affect the Market Value of the Notes.

     As described below under "Use of Proceeds and Hedging" in this pricing supplement, we or one or more affiliates may hedge our obligations under the notes by purchasing or selling the Basket Stocks and derivative instruments linked to the Basket Stocks and we may adjust these hedges by, among other things, purchasing or selling Basket Stocks or derivative instruments linked to the Basket Stocks at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the Basket Stocks and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

     We or one or more of our affiliates may also engage in trading in the Basket Stocks and enter into derivative transactions relating to the Basket Stocks on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the Basket Stocks and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket Stocks. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

We Have No Affiliation With the Issuers of the Basket Stocks and Will Not Be Responsible for Any Disclosure by any Basket Stock Issuer.

     The issuers of the Basket Stocks are not affiliates of ours and is not involved in our offering of the Notes in any way. Consequently, we have no control of the actions of the issuers of the Basket Stocks, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity. The issuers of the Basket Stocks have no obligation of any sort with respect to your Notes. Thus, the Basket Stock issuers have no obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your Notes. None of the money you pay for the Notes will go to the issuers of the Basket Stocks.

     In addition, as we are not affiliated with the issuers of the Basket Stocks, we do not assume any responsibility for the adequacy of the information about the Basket Stocks or its issuers contained in this pricing supplement or in any of any Basket Stock issuer's publicly available filings. We are not responsible for such issuers' public disclosure of information on themselves or the Basket Stocks, whether contained in Securities Exchange Commission filings or otherwise. As an investor in the Notes, you should make your own investigation into the Basket Stocks and their issuers.

The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.

     As noted above, we and our affiliates expect to engage in trading activities related to the Basket Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Basket Stocks, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Basket Stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates' obligations and the interests of holders of the notes as beneficial owners of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the issuers of the Basket Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the market prices of the Basket Stocks and, therefore, the market value of the Notes.

The Calculation Agent Can Postpone the Calculation of the Final Basket Level on the Maturity Date if a Market Disruption Event Occurs on the Valuation Date.

     The determination of the Final Basket Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date with respect to any Basket Stock. If such a postponement occurs, the calculation agent will use the closing price of such Basket Stock on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the valuation date be postponed by more than ten business days. As a result, the maturity date for the notes could also be postponed, although not by more than ten business days.

     If the determination of the Final Basket Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Final Basket Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Basket Level that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Consequences of Market Disruption Events" in this pricing supplement.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

     The calculation agent will, among other things, decide the amount of your payment at maturity on the notes. We may change the calculation agent after the original issue date without notice to you. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent". The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting a Basket Stock has occurred. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

Historical Performance of the Basket Stocks Should Not Be Taken as an Indication of the Future Performance of the Basket Stocks During the Term of the Notes.

     The market prices of the Basket Stocks will principally determine the value of the Notes at maturity. The historical performance of the Basket Stocks does not necessarily give an indication of the future performance of the Basket Stocks. As a result, it is impossible to predict whether the market prices of the Basket Stocks will rise or fall during the term of the Notes. The market prices of the Basket Stock will be influenced by complex and interrelated political, economic, financial and other factors.

You Will Have Limited Anti-dilution Protection.

     The Bank of New York, as calculation agent for your notes, will adjust the Initial Basket Level for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect any individual Basket Stock issuer's capital structure, but only in the situations we describe in "Specific Terms of the Notes -- Anti-dilution Adjustments". The calculation agent will not be required to make an adjustment for every corporate event that may affect a Basket Stock. For example, the calculation agent will not adjust the Initial Basket Level for events such as an offering of any Basket Stock for cash by the Basket Stock issuer, a tender or exchange offer for any Basket Stock at a premium to its then-current market price by any Basket Stock issuer or a tender or exchange offer for less than all outstanding shares of any Basket Stock by a third party. Those events or other actions by a Basket Stock issuer or a third party may nevertheless affect the market price of a Basket Stock and, therefore, adversely affect the value of your Notes.

If the Prices of the Basket Stocks Change, the Market Value of Your Notes May Not Change to the Same Extent.

     Your Notes may trade quite differently from the Basket Stocks. Decreases or increases in the prices of the Basket Stocks may not result in comparably sized (though likely reverse directional) increases or decreases in the market value of your Notes. Even if the market prices of the Basket Stocks has depreciated from the Initial Basket Level, the market value of your Notes prior to the Maturity Date may not increase or may reflect a value less than that which would be payable to you if the Notes matured on that day. We discuss some of the reasons for this disparity under "-- The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors" above.

We Are Not Affiliated With Any Company Included in the Basket. You Will Have No Shareholder Rights in Issuers of the Basket Stocks.

     We are not affiliated with any of the companies whose stocks are represented in the Basket. As a result, we will have no ability to control the actions of such companies, including actions that could affect the prices of the Basket Stocks or the value of your Notes. None of the money you pay us will go to any of the companies included in the Basket and none of those companies will be involved in the offering of the Notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the Notes in taking any corporate actions that might affect the value of your Notes.

     As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Basket Stocks would have.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

     Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

     On December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

     In addition, legislation has recently been introduced in Congress that, if enacted, would require holders that acquire the Notes after the bill is enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Notes.

     Please read carefully the sections entitled "Supplemental Discussion of U.S. Federal Income Tax Consequences" in this pricing supplement, the section "Tax Consequences" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Non-U.S. Investors May Be Subject to Certain Additional Risks.

     The Notes will be denominated in U.S. dollars. If you are a non-U.S. investor who purchases the Notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or income of your investment.

     This pricing supplement contains a general description of certain U.S. and Canadian tax considerations relating to the Notes. If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Notes and receiving payments of principal or other amounts under the Notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans.

     Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the Notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the Notes could become a "prohibited transaction" under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the Notes. This is discussed in more detail under "Employee Retirement Income Security Act" below.

                                THE BASKET STOCKS

Information Regarding the Issuers of the Basket Stocks

Each Basket Stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC's website at www.sec.gov. In addition, information regarding a Basket Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following information regarding the issuer of a Basket Stock is derived from publicly available information.

We make no representation or warranty as to the accuracy or completeness of reports filed by the issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

     o Carter's, Inc. (Carter's) is a marketer of apparel for babies and young children in the United States. The Company owns two brand names in the children's apparel industry, Carter's and OshKosh. Carter's offers multiple product categories, including baby, sleepwear, playclothes and other accessories. The Company sells its products to national department stores, chain and specialty stores, discount retailers, and as of December 29, 2007, through 228 Carter's and 163 OshKosh outlet and brand retail stores. Under its Carter's brand, the Company designs, sources and markets an array of products, primarily for sizes newborn to seven. Its Carter's brand is sold in department stores, national chains, specialty stores, off-price sales channels, and through its Carter's retail stores. Additionally, Carter's sells its Just One Year and Child of Mine brands through the mass channel at Target and Wal-Mart, respectively.

               o Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-31829.

     o Nordstrom, Inc. is a fashion specialty retailer that offers a selection of apparel, shoes, cosmetics and accessories for women, men and children. As of February 2, 2008, the Company operated 157 stores located in 28 states in the United States. Nordstrom, Inc. offers a selection of brand name and private label merchandise. It offers its products through multiple channels including full-line Nordstrom stores, discount Nordstrom Rack stores, Jeffrey boutiques, catalogs and on the Internet at www.nordstrom.com. The Company's stores are located throughout the United States. In addition, it offers its customers a variety of payment products and services including its loyalty program. Its stores are located throughout the United States and the Company has 37 Faconnable boutiques located in France, Portugal, and Belgium. Nordstrom, Inc. operates in four business segments: Retail Stores, Credit, Direct and Other.

               o Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-15059.

     o Steven Madden, Ltd. designs, sources, markets and retails fashion-forward footwear for women, men and children. The Company also designs, sources, markets and retails name brand and private label fashion handbags and accessories through its Daniel M. Friedman Division. The Company distributes products through its retail stores, its e-commerce Website, department and specialty stores throughout the United States and through special distribution arrangements in Canada, Europe, Central and South America, Australia and Asia. Its business is comprised of three divisions: Wholesale, Retail and First Cost. Steven Madden Retail, Inc., its wholly owned retail subsidiary, operates Steve Madden and Steven retail stores, as well as its e-commerce Website. The Company's wholly owned subsidiary, Adesso-Madden, Inc. (A-M), acts as a buying agent for footwear products under private labels for many of the country's mass merchandisers.

               o Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 000-23702.

     o The Timberland Company (Timberland) designs, develops, engineers, markets and distributes, under the Timberland, Timberland PRO, SmartWool, Timberland Boot Company, Mion, GoLite, Howies and IPATH brands, footwear, apparel and accessories products for men, women and children. The Company's products are sold primarily through independent retailers, department stores, athletic stores and other national retailers. In addition, its products are sold in Timberland specialty stores and Timberland factory outlet stores dedicated to selling Timberland and Timberland sub-branded products, as well as through franchised retail stores in Europe. The Company also sells its products in the United States online at timberland.com and smartwool.com, and in the United Kingdom online at timberlandonline.co.uk. Its products are sold throughout the United States, Canada, Europe, Asia, Latin America, South Africa and the Middle East.

               o Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-09548.

     o Chico's FAS, Inc. is a specialty retailer of private branded, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items under the Chico's, White House | Black Market (WH|BM) and Soma Intimates (Soma) brand names. The Chico's brand sells designed, private branded clothing focusing on fashion conscious women 35 and over with a moderate to high income level. The Chico's brand designs its products in a number of ways, including in-house designers, purchased designs, and working with its independent vendors to develop designs. The WH|BM brand focuses on women, who are 25 years old and up who lead active work and social lives with moderate and higher income levels. WH|BM utilizes an in-house design team and also works with its independent vendors and agents to select, modify, and create its product offerings. The Soma brand sells primarily designed private branded intimate apparel, sleepwear and activewear.

               o Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-16435.

     o The Children's Place Retail Stores, Inc. is a specialty retailer of children's merchandise under its own The Children's Place and licensed Disney Store brand names. As of September 1, 2007, the Company owned and operated 889 The Children's Place stores and 328 Disney Stores across North America and operated Internet stores at www.childrensplace.com and www.disneystore.com. The Children's Place is a specialty retailer of apparel and accessories for children from newborn to 10 years of age. Disney Store offers access to Disney-branded products, such as apparel, toys, plush and souvenirs in an emporium like setting. Hoop Holdings, LLC, a subsidiary of the Company, along with its subsidiaries, doing business as Disney Store North America, announced that it has voluntarily filed petitions under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.

               o Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-23071.

     o J. C. Penney Company, Inc. (JCPenney) is a holding company whose principal operating subsidiary is J. C. Penney Corporation, Inc.
          (JCP). The Company is retailer, operating 1,067 JCPenney department stores in 49 states and Puerto Rico as of February 2, 2008. The Company's business consists of selling merchandise and services to consumers through its department stores and Direct (Internet/catalog) channels. Department stores and Direct serve the same type of customers and provide virtually the same mix of merchandise, and department stores accept returns from sales made in stores, via the Internet and through catalogs. The Company markets family apparel, jewelry, shoes, accessories and home furnishings. In addition, the department stores provide customers with services, such as salon, optical, portrait photography and custom decorating.

               o Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-15274.

                             Historical Information

     The graphs below set forth the historical performances of the Basket Stocks. In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of each Basket Stock. The information provided in each table is for the second, third and fourth calendar quarters of 2004, the four quarters of 2005, 2006 and 2007, the first quarter of 2008 as well as for the period from April 1, 2008 through May 27, 2008. (No price provided in the table for a particular period indicates that such Basket Stock was not traded at such time.)

     We obtained the information regarding the historical performance of the Basket Stocks in the charts below from Bloomberg Financial Markets and FactSet Research Systems Inc.

     We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and FactSet Research Systems Inc. The historical performance of the Basket Stocks should not be taken as an indication of future performance, and no assurance can be given as to the market prices of each Basket Stock on the Valuation Date. We cannot give you assurance that the performance of each Basket Stock will result in any return in addition to your initial investment.

                                  Carter's Inc.
                                    (04 - 07)
                                 [CHART OMITTED]



                                               High Intra-Day           Low Intra-Day             Period-End
                                                Price of the            Price of the           Closing Price of
   Period-Start          Period-End            Reference Stock         Reference Stock          the Reference
       Date                 Date                   in ($)                  in ($)                Stock in ($)
       ----                 ----                   ------                  ------                ------------
     4/1/2004             6/30/2004                15.86                   13.875                   14.555
     7/1/2004             9/30/2004                14.82                   12.335                   13.845
    10/1/2004            12/31/2004                17.795                  13.75                    16.995

     1/1/2005             3/31/2005                20.6                    16.23                    19.875
     4/1/2005             6/30/2005                30.25                   18.65                    29.19
     7/1/2005             9/30/2005                32.825                  26.42                    28.4
    10/1/2005            12/30/2005                32.5                    25.69                    29.425

     1/1/2006             3/31/2006                35.24                   29.27                    33.745
     4/1/2006             6/30/2006                34.925                  24.1                     26.43
     7/1/2006             9/29/2006                27.76                   21.08                    26.39
    10/1/2006            12/29/2006                30.18                   25.36                    25.5

     1/1/2007             3/31/2007                26.9                    20.53                    25.34
     4/1/2007             6/30/2007                29                      24.62                    25.94
     7/1/2007             9/30/2007                26.93                   18.92                    19.95
    10/1/2007            12/31/2007                23.13                   18.35                    19.35

     1/1/2008             3/31/2008                22.39                   13.48                    16.15
     4/1/2008             5/27/2008                17.14                   13.12                    15.16


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                                 Nordstrom Inc.
                                    (04 - 07)
                                 [CHART OMITTED]



                                               High Intra-Day           Low Intra-Day             Period-End
                                                Price of the            Price of the           Closing Price of
   Period-Start          Period-End            Reference Stock         Reference Stock          the Reference
       Date                 Date                   in ($)                  in ($)                Stock in ($)
       ----                 ----                   ------                  ------                ------------
     4/1/2004             6/30/2004                22.5                    17.425                   21.305
     7/1/2004             9/30/2004                23.15                   18.03                    19.12
    10/1/2004            12/31/2004                23.66                   19.095                   23.365

     1/1/2005             3/31/2005                27.855                  22.71                    27.69
     4/1/2005             6/30/2005                35.1                    24.45                    33.985
     7/1/2005             9/30/2005                37.96                   30.95                    34.32
    10/1/2005            12/30/2005                39                      30.41                    37.4

     1/1/2006             3/31/2006                42.9                    36.3                     39.18
     4/1/2006             6/30/2006                42.17                   33.41                    36.5
     7/1/2006             9/29/2006                43.99                   31.77                    42.3
    10/1/2006            12/29/2006                51.4                    42.11                    49.34

     1/1/2007             3/31/2007                59.7                    49.35                    52.94
     4/1/2007             6/30/2007                56.96                   48.6                     51.12
     7/1/2007             9/30/2007                53.47                   42.7                     46.89
    10/1/2007            12/31/2007                50.51                   30.46                    36.73

     1/1/2008             3/31/2008                40.59                   28                       32.6
     4/1/2008             5/27/2008                38.65                   32.39                    33.42


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                               Steven Madden Ltd.
                                    (98 - 07)
                                 [CHART OMITTED]



                                               High Intra-Day           Low Intra-Day             Period-End
                                                Price of the            Price of the           Closing Price of
   Period-Start          Period-End            Reference Stock         Reference Stock          the Reference
       Date                 Date                   in ($)                  in ($)                Stock in ($)
       ----                 ----                   ------                  ------                ------------
     4/1/2004             6/30/2004                13.8                    11.7733                  13.3133
     7/1/2004             9/30/2004                13.4933                 10.3933                  11.7667
    10/1/2004            12/31/2004                13.1933                 10.5267                  12.5733

     1/1/2005             3/31/2005                12.9333                 10.8133                  11.1267
     4/1/2005             6/30/2005                12.5733                 10.46                    11.84
     7/1/2005             9/30/2005                16.4333                 11.8467                  15.28
    10/1/2005            12/30/2005                20.2133                 15.1333                  19.4867

     1/1/2006             3/31/2006                24.5267                 18.6267                  23.6667
     4/1/2006             6/30/2006                37.1667                 23.2                     29.62
     7/1/2006             9/29/2006                40.6899                 26.59                    39.24
    10/1/2006            12/29/2006                44.7                    33.99                    35.09

     1/1/2007             3/31/2007                37.53                   27.33                    29.2
     4/1/2007             6/30/2007                33.86                   28.63                    32.76
     7/1/2007             9/30/2007                33.24                   17.94                    18.95
    10/1/2007            12/31/2007                24.25                   17.1                     20

     1/1/2008             3/31/2008                20.08                   14.61                    17.13
     4/1/2008             5/27/2008                19.90                   16                       18.67


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                              Timberland CO. (CI A)
                                    (98 - 07)
                                 [CHART OMITTED]



                                               High Intra-Day           Low Intra-Day             Period-End
                                                Price of the            Price of the           Closing Price of
   Period-Start          Period-End            Reference Stock         Reference Stock          the Reference
       Date                 Date                   in ($)                  in ($)                Stock in ($)
       ----                 ----                   ------                  ------                ------------
     4/1/2004             6/30/2004                33.75                   29.2                     32.295
     7/1/2004             9/30/2004                32.61                   26.295                   28.4
    10/1/2004            12/31/2004                33.99                   28.25                    31.335

     1/1/2005             3/31/2005                37.05                   31.335                   35.465
     4/1/2005             6/30/2005                40.03                   33.67                    38.72
     7/1/2005             9/30/2005                41.01                   31.5                     33.78
    10/1/2005            12/30/2005                34.11                   27.28                    32.55

     1/1/2006             3/31/2006                37.61                   32.09                    34.23
     4/1/2006             6/30/2006                35.07                   26.1                     26.1
     7/1/2006             9/29/2006                29.87                   24.8                     28.77
    10/1/2006            12/29/2006                33.45                   27.16                    31.58

     1/1/2007             3/31/2007                31.95                   25.7699                  26.03
     4/1/2007             6/30/2007                27.76                   25.06                    25.19
     7/1/2007             9/30/2007                26.42                   18.06                    18.96
    10/1/2007            12/31/2007                21.9                    15.05                    18.08

     1/1/2008             3/31/2008                18.71                   12.83                    13.73
     4/1/2008             5/27/2008                18.71                   12.98                    17.82


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                                Chico's FAS Inc.
                                    (98 - 07)
                                 [CHART OMITTED]



                                               High Intra-Day           Low Intra-Day             Period-End
                                                Price of the            Price of the           Closing Price of
   Period-Start          Period-End            Reference Stock         Reference Stock          the Reference
       Date                 Date                   in ($)                  in ($)                Stock in ($)
       ----                 ----                   ------                  ------                ------------
     4/1/2004             6/30/2004                23.435                  18.67                    22.58
     7/1/2004             9/30/2004                22.91                   16.91                    17.1
    10/1/2004            12/31/2004                23.375                  17.125                   22.765

     1/1/2005             3/31/2005                30.25                   21.78                    28.26
     4/1/2005             6/30/2005                35.49                   24.59                    34.28
     7/1/2005             9/30/2005                41.67                   30.57                    36.8
    10/1/2005            12/30/2005                46.32                   35.96                    43.93

     1/1/2006             3/31/2006                49.4                    37.06                    40.64
     4/1/2006             6/30/2006                41.29                   26.35                    26.98
     7/1/2006             9/29/2006                27.2                    17.26                    21.53
    10/1/2006            12/29/2006                24.98                   20.55                    20.69

     1/1/2007             3/31/2007                25.17                   19.9                     24.43
     4/1/2007             6/30/2007                27.94                   23.82                    24.34
     7/1/2007             9/30/2007                25.1                    13.95                    14.05
    10/1/2007            12/31/2007                15.84                    9                        9.03

     1/1/2008             3/31/2008                10.92                    6.7                      7.11
     4/1/2008             5/27/2008                 7.95                    5.42                     7.17


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                       Children's Place Retail Stores Inc.
                                    (98 - 07)
                                 [CHART OMITTED]



                                               High Intra-Day           Low Intra-Day             Period-End
                                                Price of the            Price of the           Closing Price of
   Period-Start          Period-End            Reference Stock         Reference Stock          the Reference
       Date                 Date                   in ($)                  in ($)                Stock in ($)
       ----                 ----                   ------                  ------                ------------
     4/1/2004             6/30/2004                31.55                   21.53                    23.52
     7/1/2004             9/30/2004                24.4                    16.77                    23.91
    10/1/2004            12/31/2004                37.61                   23.19                    37.03

     1/1/2005             3/31/2005                49.15                   34.71                    47.75
     4/1/2005             6/30/2005                52.94                   36.6                     46.67
     7/1/2005             9/30/2005                50.14                   33.22                    35.59
    10/1/2005            12/30/2005                54.64                   34.93                    49.42

     1/1/2006             3/31/2006                58.75                   41.81                    57.9
     4/1/2006             6/30/2006                67.7                    55.1                     60.05
     7/1/2006             9/29/2006                65.14                   51.67                    64.03
    10/1/2006            12/29/2006                71.81                   63.05                    63.52

     1/1/2007             3/31/2007                64.18                   52.16                    55.76
     4/1/2007             6/30/2007                57.89                   49.49                    51.64
     7/1/2007             9/30/2007                52.94                   23.86                    24.28
    10/1/2007            12/31/2007                30.73                   20.56                    25.93

     1/1/2008             3/31/2008                26.2                    14.92                    24.56
     4/1/2008             5/27/2008                35.24                   20.36                    34.52


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                              J.C. Penney Co. Inc.
                                    (98 - 07)
                                 [CHART OMITTED]



                                               High Intra-Day           Low Intra-Day             Period-End
                                                Price of the            Price of the           Closing Price of
   Period-Start          Period-End            Reference Stock         Reference Stock          the Reference
       Date                 Date                   in ($)                  in ($)                Stock in ($)
       ----                 ----                   ------                  ------                ------------
     4/1/2004             6/30/2004                39.23                   31.1                     37.76
     7/1/2004             9/30/2004                41.5                    34.88                    35.28
    10/1/2004            12/31/2004                41.82                   34.03                    41.4

     1/1/2005             3/31/2005                53.44                   40.26                    51.92
     4/1/2005             6/30/2005                53.71                   43.8                     52.58
     7/1/2005             9/30/2005                57.99                   45.28                    47.42
    10/1/2005            12/30/2005                56.99                   44.16                    55.6

     1/1/2006             3/31/2006                63.14                   54.18                    60.41
     4/1/2006             6/30/2006                68.8                    57.43                    67.51
     7/1/2006             9/29/2006                69.49                   61.2                     68.39
    10/1/2006            12/29/2006                82.49                   67.6                     77.36

     1/1/2007             3/31/2007                87.18                   75.23                    82.16
     4/1/2007             6/30/2007                84.7                    69.1                     72.38
     7/1/2007             9/30/2007                76.99                   61.54                    63.37
    10/1/2007            12/31/2007                69.25                   39.98                    43.99

     1/1/2008             3/31/2008                51.42                   33.27                    37.71
     4/1/2008             5/27/2008                46.56                   37.20                    40.50


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                           Specific Terms of the Notes

--------------------------------------------------------------------------------
Please note that in this section entitled "Specific Terms of the Notes", references to "holders" mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through The Depository Trust Company ("DTC") or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Description of the Notes We May Offer--Legal Ownership" in the accompanying prospectus supplement and "Description of Debt Securities--Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of senior debt securities entitled "Senior Global Medium-Term Notes, Series C," that we may issue under our senior indenture, dated October 23, 2003, between Royal Bank and The Bank of New York, as trustee, as amended, from time to time (the "indenture"). The Notes are "indexed notes," as defined in the accompanying prospectus supplement. This pricing supplement summarizes financial and other terms that apply to the Notes. We describe terms that apply generally to all Series C medium-term notes in "Description of the Notes We May Offer" in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the prices to the public and the net proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.
--------------------------------------------------------------------------------

     In addition to the terms described on the front and inside cover of this pricing supplement, the following specific terms will apply to the Notes:

Interest Rate (Coupon)

     We will not pay you interest on the Notes.

Minimum Investment

     $1,000, and integral multiples of $1,000 thereafter.

Defeasance

     There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

     (1) If the Final Basket Level is less than the Initial Basket Level, in which case the Percentage Change will be negative, then, at maturity, you will receive a cash payment equal to the lesser of:

          o Principal Amount + (-1 x Principal Amount x Percentage Change) and

          o    Principal Amount + (Principal Amount x 28%)

     (2) If the Final Basket Level is greater than or equal to the Initial Basket Level, but has not appreciated by more than the Buffer Amount, in which case the Percentage Change will be greater than or equal to 0% and less than or equal to the Buffer Amount, then, at maturity, you will receive the Principal Amount.

     (3) If the Final Basket Level is greater than the Initial Basket Level, and has appreciated by more than the Buffer Amount, in which case the Percentage Change will be greater than the Buffer Amount, then, at maturity, you will receive an amount equal to the greater of:

          o Principal Amount - [Principal Amount x (Percentage Change - Buffer Amount)] and

          o    Zero (0%)

     The Maturity Date for the Notes is subject to adjustment if such day is not a business day or if the Valuation Date is postponed as described below.

     You will lose some or all of your investment at the Maturity Date if the Final Basket Level appreciates from the Initial Basket Level by more than the Buffer Amount.

Percentage Change

     The "Percentage Change," as calculated by the calculation agent, is the equal-weighted percentage change of the Basket Stocks calculated by comparing the Final Basket Level to the Initial Basket Level. The Percentage Change is calculated as follows:

     1    CRI(F) - CRI(I)   1    JWN(F) - JWN(I)   1    SHOO(F) - SHOO(I)
     - x (--------------) + - x (--------------) + - x (----------------) +
     7         CRI(I)       7         JWN(I)       7         SHOO(I)

     1    TBL(F) - TBL(I)   1    CHS(F) - CHS(I)   1    PLCE(F) - PLCE(I)
     - x (--------------) + - x (--------------) + - x (----------------) +
     7         TBL(I)       7         CHS(I)       7         PLCE(I)

                              1    JCP(F) - JCP(I)
                              - x (--------------)
                              7         JCP(I)

     where, CRI(I), JWN(I), SHOO(I), TBL(I), CHS(I), PLCE(I) and JCP(I), are the relevant closing levels of CRI, JWN, SHOO, TBL, CHS, PLCE and JCP, respectively, on the Pricing Date; CRI(F), JWN(F), SHOO(F), TBL(F), CHS(F), PLCE(F) and JCP(F) are the relevant closing levels of CRI, JWN, SHOO, TBL, CHS, PLCE and JCP, respectively, on the Valuation Date.


     The "Closing Basket Level" as of any date will be calculated by the calculation agent as the equally-weighted average of the Basket Stocks on such date.

     The "Initial Basket Level" is equal to the Closing Basket Level on the Pricing Date.

     The "Final Basket Level" is equal to the Closing Basket Level on the Valuation Date.

Buffer Amount

     The Buffer Amount for the Notes is 10%. You will lose some or all of your investment at the Maturity Date if the Final Basket Level appreciates from the Initial Basket Level by more than the Buffer Amount.

Maximum Redemption Amount

     The maximum redemption amount for the Notes is 128% of your Initial Investment. If the return on the Basket equals an amount that is greater than 128% of your Initial Investment, you will be limited to a maximum return of 128% of your Initial Investment.

Maturity Date

     The maturity date will be the date specified on the front page of this pricing supplement, unless that date is not a business day, in which case the maturity date will be the next following business day. If the third trading day before the maturity date is not the valuation date described below, however, then the maturity date will be the third business day following the valuation date. The calculation agent may postpone the valuation date -- and therefore the maturity date -- if a market disruption event occurs or is continuing on a day that would otherwise be the valuation date. We describe market disruption events under "-- Special Calculation Provisions" below.

Valuation Date

     The valuation date will be the third trading day before the date specified as the maturity date on the front page of this pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on that third prior trading day. If a market disruption event occurs, the valuation date will be the first following trading day on which the calculation agent determines that a market disruption event is not continuing. In no event, however, will the valuation date be later than the relevant specified maturity date or, if the relevant specified maturity date is not a business day, later than the first business day after the relevant specified date.

Consequences of Market Disruption Events

     If the calculation agent determines that, on the valuation date, a market disruption event has occurred or is continuing with respect to a Basket Stock, the valuation, and thus the determination of the Final Basket Level may be postponed. If such a postponement occurs, the calculation agent will use the closing price of such Basket Stock on the first business day on which no market disruption event occurs or is continuing. However, in no event will the determination of the Final Basket Level be postponed by more than ten business days.

     If the determination of the Final Basket Level is postponed to the last possible day, but a market disruption event for the Basket Stock occurs or is continuing on that day, that day will be the date on which the Final Basket Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Basket Level that would have prevailed in the absence of the market disruption event.

     Any of the following will be a market disruption event:

     o a suspension, absence or material limitation of trading in a Basket Stock for more than two hours or during the one-half hour before the close of trading in the relevant market, as determined by the calculation agent in its sole discretion;

     o in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

     The following events will not be market disruption events:

     o a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

     o    a decision to permanently discontinue trading in the Basket Stock.

Anti-dilution Adjustments

     The Initial Stock Price for each of the Basket Stocks is specified in the front of this pricing supplement. The calculation agent will adjust the Initial Stock Price if any of the dilution events described below occurs with respect to any Basket Stock.

     The calculation agent will adjust the Initial Stock Price of a Basket Stock as described below, but only if an event below under this "--Anti-dilution Adjustments" section occurs with respect to such Basket Stock and only if the relevant event occurs during the period described under the applicable subsection. The Initial Stock Price will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect a Basket Stock.

     If more than one anti-dilution event requiring adjustment occurs with respect to the Initial Stock Price for the Basket Stocks, the calculation agent will adjust that Initial Stock Price for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the Initial Stock Price for a Basket Stock for the first event, the calculation agent will adjust the Initial Stock Price that Basket Stock or for any other Basket Stock for the second event, applying the required adjustment to the Initial Stock Price as already adjusted for the first event (if both adjustments apply to the same Basket Stock) or applying it to a different Basket Stock as applicable, and so on for each event. If an event requiring an anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and us, relative to your Note, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

     A stock split is an increase in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock split or stock dividend.

     If a Basket Stock is subject to a stock split or receives a stock dividend, then the calculation agent will adjust the Initial Stock Price by dividing the prior Initial Stock Price --that is, the Initial Stock Price before the stock split or stock dividend--by the number equal to: (1) the number of shares of such Basket Stock outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of such Basket Stock outstanding immediately before the stock split or stock dividend becomes effective. The Initial Stock Price will not be adjusted, however, unless:

     o in the case of a stock split, the first day on which such Basket Stock trades without the right to receive the stock split occurs after the pricing date and on or before the valuation date on which such Basket Stock's individual stock return is calculated; or

     o in the case of a stock dividend, the ex-dividend date occurs after the pricing date and on or before the valuation date on which such Basket Stock's individual stock return is calculated.

     The ex-dividend date for any dividend or other distribution with respect to such Basket Stock is the first day on which such Basket Stock trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

     A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth more as a result of a reverse stock split.

     If a Basket Stock is subject to a reverse stock split, then the calculation agent will adjust the Initial Stock Price for that Basket Stock by multiplying the prior Initial Stock Price by a number equal to: (1) the number of shares of such Basket Stock outstanding immediately before the reverse stock split becomes effective; divided by (2) the number of shares of such Basket Stock outstanding immediately after the reverse stock split becomes effective. The Initial Stock Price will not be adjusted, however, unless the reverse stock split becomes effective after the pricing date and on or before the valuation date on which such Basket Stock's price is determined.

Extraordinary Dividends

     Any distribution or dividend on a Basket Stock determined by the calculation agent to be a distribution or dividend that is not in the ordinary course of the issuer's historical dividend practices will be deemed to be an extraordinary dividend. The calculation agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend. Each outstanding share will be worth less as a result of an extraordinary dividend.

     If any extraordinary dividend occurs with respect to a Basket Stock, the calculation agent will adjust the Initial Stock Price to equal the product of:
(1) the prior Initial Stock Price, times (2) a fraction, the numerator of which is the amount by which the closing price of such Basket Stock on the business day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is the closing price of such Basket Stock on the business day before the ex-dividend date. The Initial Stock Price will not be adjusted, however, unless the ex-dividend date occurs after the pricing date and on or before the valuation date on which such Basket Stock's price is determined.

     The extraordinary dividend amount with respect to an extraordinary dividend for such Basket Stock equals:

     o for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of such Basket Stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for such Basket Stock; or

     o for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

     To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on a Basket Stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the Initial Stock Price only as described under "--Stock Splits and Stock Dividends" above, "--Transferable Rights and Warrants" below or "--Reorganization Events" below, as the case may be, and not as described here.

Transferable Rights and Warrants

     If the issuer of a Basket Stock issues transferable rights or warrants to all holders of a Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share that is less than the closing price of such Basket Stock on the business day before the ex-dividend date for the issuance, then the applicable Initial Stock Price will be adjusted by multiplying the prior Initial Stock Price by the following fraction:

     o the numerator will be the number of shares of such Basket Stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of such Basket Stock that the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the closing price on the business day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the business day before that ex-dividend date.

     o the denominator will be the number of shares of such Basket Stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of such Basket Stock offered for subscription or purchase under those transferable rights or warrants.

     The Initial Stock Price will not be adjusted, however, unless the ex-dividend date described above occurs after the pricing date and on or before the valuation date on which such Basket Stock's price is determined.

Reorganization Events

     If a Basket Stock issuer undergoes a reorganization event in which property other than a Basket Stock--e.g., cash and securities of another issuer--is distributed in respect of such Basket Stock, then, for purposes of calculating the performance rate of such Basket Stock, the calculation agent will determine the closing price of such Basket Stock on the valuation date to equal the value of the cash, securities and other property distributed in respect of one share of such Basket Stock.

     If the calculation agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the calculation agent will, in its sole discretion, substitute another stock for that Basket Stock.

     Each of the following is a reorganization event with respect to such Basket
Stock:

     o    such Basket Stock is reclassified or changed;

     o such Basket Stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

     o a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

     o such Basket Stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

     o such Basket Stock issuer effects a spin-off--that is, issues to all holders of such Basket Stock equity securities of another issuer, other than as part of an event described in the four bullet points above;

     o such Basket Stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

     o another entity completes a tender or exchange offer for all of the outstanding stock of such Basket Stock issuer.

Valuation of Distribution Property

     If a reorganization event occurs with respect to a Basket Stock, and the calculation agent does not substitute another stock for such Basket Stock as described in "--Substitution" below, then the calculation agent will determine the applicable closing price on each valuation date so as to equal the value of the property--whether it be cash, securities or other property--distributed in the reorganization event in respect of one share of such Basket Stock, as such Basket Stock existed before the date of the reorganization. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below. The calculation agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the pricing date and on or before the valuation date on which such Basket Stock's return is calculated.

     For the purpose of making a determination required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of such Basket Stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

     If a reorganization event occurs and the calculation agent adjusts the closing price of such Basket Stock on a valuation date to equal the value of the distribution property distributed in the event, as described above, the calculation agent will make further determinations for later events that affect the distribution property considered in determining the closing price. The calculation agent will do so to the same extent that it would make determinations if such Basket Stock were outstanding and were affected by the same kinds of events.

     For example, if such Basket Stock issuer merges into another company and each share of such Basket Stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on each valuation date the closing price of a share of such Basket Stock will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash. The calculation agent will further determine the common share component of such closing price to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in

"--Anti-Dilution Adjustments" or as described above in this "--Reorganization Events" section as if the common shares were such Basket Stock. In that event, the cash component will not be redetermined but will continue to be a component of the closing price.

     When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of such Basket Stock or in respect of whatever securities whose value determines the closing price on a valuation date if any adjustment resulting from a reorganization event has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes such Basket Stock in respect of which the distribution is made.

     If a reorganization event occurs, the distribution property distributed in the event will be substituted for such Basket Stock as described above. Consequently, in this product prospectus supplement, when we refer to such Basket Stock, we mean any distribution property that is distributed in a reorganization event in respect of such Basket Stock. Similarly, when we refer to such Basket Stock issuer, we mean any successor entity in a reorganization event.

Substitution

     If the calculation agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to a Basket Stock upon becoming subject to a reorganization event, then the calculation agent will, in its sole discretion, substitute another stock for such Basket Stock. In such case, the adjustments described above in "--Valuation of Distribution Property" will not apply.

     If the calculation agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange or quotation system as a substitute for such Basket Stock. For all purposes, the substitute stock will be deemed to be a stock for purposes hereof.

     The calculation agent will determine, in its sole discretion, the Initial Stock Price and/or the manner of valuation of the substitute stock. The calculation agent will have the right to make such adjustments to the calculation of the individual stock performance as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

Default Amount on Acceleration

     If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount".

     For the purpose of determining whether the holders of our medium-term notes are entitled to take any action under the indenture, we will treat the stated principal amount of each note outstanding as the principal amount of that note. Although the terms of the Notes may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities--Modification and Waiver of the Debt Securities" and "--Events of Default".

Default Amount

     The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

     o the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

     o the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

     During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

     The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

     o    no quotation of the kind referred to above is obtained, or

     o every quotation of that kind obtained is objected to within five business days after the due date as described above.

     If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

     In any event, if the default quotation period and the subsequent two business day objection period have not ended before the Valuation Date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

     For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

     o A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

     o P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

     Any payment on the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

     When we refer to a business day with respect to your Notes, we mean a day that is a business day of the kind described in the accompanying prospectus supplement.

     As described in the accompanying prospectus supplement, any payment on your Note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.

Role of Calculation Agent

     The calculation agent will make all determinations regarding the Closing Basket Level, the Final Index Level, the Final Basket Level, market disruption events, the default amount and the amount payable on your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

     Please note that The Bank of New York is currently serving as the calculation agent for the Notes. We may change the calculation agent for your Notes at any time without notice and The Bank of New York may resign as calculation agent at any time upon 60 days' written notice to Royal Bank.

                           USE OF PROCEEDS AND HEDGING

     We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus supplement under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

     In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases or sales of the Basket Stocks and/or listed and/or over-the-counter derivative instruments linked to the Basket Stocks prior to or on the pricing date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

     o    acquire or dispose of the Basket Stocks;

     o acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the price of the Basket Stocks; or

     o    any combination of the above two.

     We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.

     We or our affiliates may close out our or their hedge on or before the valuation date. That step may involve sales or purchases of some or all of the Basket Stocks or over-the-counter derivative instruments linked to some or all of the Basket Stocks.

--------------------------------------------------------------------------------
The hedging activity discussed above may adversely affect the market value of the notes from time to time. See "Additional Risk Factors Specific to Your Notes -- Trading and Other Transactions by Royal Bank or its Affiliates in the Basket Stocks, or in Options or Other Derivative Products Linked to the Basket Stocks May Adversely Affect the Market Value of the Notes" and "-- The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest" in this pricing supplement for a discussion of these adverse effects.
--------------------------------------------------------------------------------

              SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES

     The following section supplements the tax discussion under the accompanying prospectus dated January 5, 2007, and prospectus supplement dated February 28, 2007 and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus).

     Based on the current administrative practices and policies of the Canada Revenue Agency, interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the "Act") to be paid or credited on a Note (including an amount paid at maturity in excess of the principal amount) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

         SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

--------------------------------------------------------------------------------
The following is a general description of certain U.S. tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.
--------------------------------------------------------------------------------


     The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus). It applies only to those United States holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

     This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

     You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

     There is not authority directly related to the proper treatment of the Notes for federal income tax purposes and therefore the proper treatment of the Notes is uncertain, By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes (in the absence of a change in law, an administrative determination or judicial ruling to the contrary) as a pre-paid derivative contract with respect to the Basket Stocks. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a non-corporate U.S. holder is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

     In the opinion of our United States federal income tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement are materially correct.

     Alternative Treatments. Because the proper treatment of your Notes is uncertain, the Internal Revenue Service might assert that your Notes should be treated, as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would generally be required to accrue interest currently over the term of your Notes even though you will not receive any payments from us prior to maturity. In addition, any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

     Moreover, on December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of your Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as your Notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, you will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments. You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations. Royal Bank of Canada intends to continue treating your Notes for U.S. federal income tax purposes in accordance with the treatment described in the paragraphs above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

     In addition, one member of the House of Representatives recently introduced a bill that, if enacted, would require holders of Notes purchased after the bill is enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Notes.

     Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Notes should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

                     EMPLOYEE RETIREMENT INCOME SECURITY ACT

     This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the Notes.

     The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA" and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing Notes should consider whether the purchase or holding of such instruments might constitute a "prohibited transaction".

     Royal Bank and certain of its affiliates each may be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively "Plans", and with respect to which Royal Bank or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than "adequate consideration" in connection with the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the Notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the Notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a "fiduciary" (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the Notes, or any exercise related thereto or as a result of any exercise by Royal Bank or any of its affiliates of any rights in connection with the Notes, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the Notes and the transactions contemplated with respect to the Notes.

--------------------------------------------------------------------------------
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Notes, you should consult your legal counsel.
--------------------------------------------------------------------------------

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     With respect to the Notes, Royal Bank will agree to sell to RBC Capital Markets Corporation, and RBC Capital Markets Corporation will agree to purchase from Royal Bank, the denomination of the Note specified, at the price specified on the front cover of this pricing supplement. RBC Capital Markets Corporation intends to resell each Note it purchases at the original issue price specified in the final pricing supplement. In the future, RBC Capital Markets Corporation, RBC Dain Rauscher Inc. or another of our affiliates may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We expect that delivery of the Notes will be made against payment for the Notes on or about May 30, 2008, which is the third business day following the Pricing Date (this settlement cycle being referred to as "T+3"). For more information about the plan of distribution, the distribution agreement and possible market-making activities, see "Supplemental Plan of Distribution" in the accompanying prospectus supplement.

     To the extent the underwriter resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an "underwriter" of the notes as such term is defined in the Securities Act of 1933, as amended.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus or the accompanying prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank or the Underwriter. This pricing supplement, the accompanying prospectus and the accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

                                   US $961,000


                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

           Bearish Buffered Equity Investment Notes due June 30, 2009

         Linked to the Negative Performance of a Basket of Seven Stocks



                                  May 27, 2008